                                                                    Exhibit 10.3


                                    AGREEMENT

      This Agreement ("Agreement") is made and entered into as of March 25, 2002 by and between Jupiter Media Metrix, Inc. ("JMM") and Jean Robinson ("Employee") (hereinafter collectively referred to as the "Parties").

                                   BACKGROUND

      The Board of Directors of the Company has decided, in order to maximize the value of the Company, to provide performance incentives to key executives whose continued employment is critical to executing several proposed transactions. The Board of Directors of the Company believes it is in the best interests of the Company to provide such a performance incentive to Employee, and Employee desires to receive such a performance incentive on the terms and conditions outlined in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

      1) In connection with JMM's sale of the stock or assets of AdRelevance, Inc. ("AdR"), JMM's Media Metrix business and/or Jupiter Communications, Inc. ("Jupiter"), JMM agrees to pay Employee the amounts outlined below:

            (i) If the cash proceeds to JMM resulting from the sale of the stock or assets of AdR, the Media Metrix business and/or Jupiter (the "Business Sales") are less than $7.25 million, the Company shall not be obligated to make any payment to Employee pursuant to this Agreement.

            (ii) Employee shall receive a payment of $58,500 if the proceeds from the Business Sales equal $7.25 million.

            (iii) If the proceeds from the Business Sales exceed $7.25 million,
                  Employee shall receive an additional payment of $20,475 for each additional million dollars of proceeds to JMM (or a pro-rata portion thereof).

            (iv) For example, by way of illustration only, in the event that the total proceeds to JMM from the Business Sales equal $10.25 million, Employee shall receive a payment totaling $119,925. For example, by way of illustration only, in the event that the total proceeds to JMM from the Business Sales equal $8 million, Employee shall receive a payment totaling $73,856.

      2) Any payments owed to Employee in accordance with Section 1 shall be paid by JMM on the first regular payroll date following the receipt by JMM of the relevant cash proceeds.

      3) The parties agree that, in the event that the Business Sales are structured so that the buyer assumes certain liabilities in exchange for a reduced purchase price, the liability adjustments will be included in the base for making a payment to Employee (i.e. the liability adjustments will be equivalent to cash proceeds under Section 1). The parties shall negotiate in good faith in determining whether a specific liability shall be included in the calculation described in the preceding sentence.

      4) By entering into this Agreement, Employee shall forfeit the right to receive the cash salary severance payment set forth in Section 8(b)(i) of the Employment Agreement dated September 19, 2000 by and between JMM and Employee.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.


JUPITER MEDIA METRIX, INC.

By: /s/ Alan Shapiro
   ----------------------------
   Name: Alan Shapiro
   Title: Senior Vice President


/s/ Jean Robinson
-----------------
Jean Robinson